As filed with the Securities and Exchange Commission on October 31, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-0648577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

38/39 Fitzwilliam Square

Dublin 2, Ireland

(Address, including zip code, of Principal Executive Offices)

Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan

(Full title of the plan)

Stephen J. Luczo

Chief Executive Officer, Director and

Chairman of the Board of Directors

Seagate Technology plc

10200 S. De Anza Blvd

P.O. Box 4030

Cupertino, CA 95015

(408) 658-1000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Kenneth M. Massaroni Executive Vice President, General Counsel and Chief Administrative Officer Seagate Technology plc 10200 S. De Anza Blvd P.O. Box 4030 Cupertino, CA 95015 (408) 658-1000	Daniel N. Webb Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer:	☒		Accelerated filer:	☐

Non-accelerated filer:	☐	(Do not check if a smaller reporting company)	Smaller reporting company:	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan, ordinary shares, par value $0.00001 per share	25,000,000	$61.93	$1,548,187,500	$179,899.39
	402,918	$61.93	$24,951,704	$2,899.39

Total	25,402,918		$1,573,139,204	$182,798.78

(1)                         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover the additional securities that may be offered or issued to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2)                         This Registration Statement registers the issuance of 25,402,918 ordinary shares, par value $0.00001 per share (“Ordinary Shares”) of Seagate Technology Public Limited Company (the “Registrant”). Such number of shares are available for issuance in the Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan (the “2012 Plan”), equal to the sum of: (A) 25,000,000 Ordinary Shares made available for issuance under the 2012 Plan upon adoption by the shareholders of the Registrant of an amendment and restatement of the 2012 Plan on October 22, 2014 and (B) 402,918 Ordinary Shares available for grant under the 2012 Plan as a result of the forfeitures, cancellations or reacquisitions of grants under the Seagate Technology 2004 Stock Compensation Plan (as amended).

(3)                         Estimated solely for the purposes of this offering under Rule 457(c) under the Securities Act, on the basis of the average of the reported high ($62.86) and low ($61.00) price per share of the Registrant’s Ordinary Shares, as reported on the NASDAQ Global Select Market on October 31, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Seagate Technology plc, a public limited company incorporated in Ireland (the “Registrant”), relating to its ordinary shares, par value $0.00001 per share (the “Ordinary Shares”), issuable to eligible directors, employees and consultants of the Registrant and its affiliates under the Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan (the “2012 Plan”).  The 2012 Plan has been amended and restated to permit the issuance of up to 52,000,000 Ordinary Shares plus (A) any Ordinary Shares remaining available for grant under the Seagate Technology 2004 Stock Compensation Plan (as amended) (the “2004 Plan”) as of the effective date of the 2012 Plan, and (B) any shares subject to share awards under the 2004 Plan that have expired or been cancelled or reacquired by the Registrant prior to vesting or exercise, with respect to 39,051,517 of which the Registrant has previously filed registration statements on Form S-8.

Accordingly, pursuant to General Instruction E to Form S-8, the contents of earlier registration statements on Form S-8 file numbers 333-177609 and 333-184704 filed by the Registrant on October 28, 2011 and November 1, 2012, respectively, with the Commission related to the 2012 Plan are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this Registration Statement, which means that information included in those documents is considered part of this Registration Statement. Information that we file with the SEC after the effective date of this Registration Statement will automatically update and supersede this information. We incorporate by reference the documents listed below and future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until we terminate the effectiveness of this Registration Statement.

The following documents filed with the SEC are hereby incorporated by reference:

(a)                                 our latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which contains audited financial statements for our latest fiscal year ended June 27, 2014, as filed with the SEC on August 7, 2014;

(b)                                 our latest quarterly report on Form 10-Q filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which contains unaudited financial statements for the fiscal quarter ended October 3, 2014, as filed with the SEC on October 31, 2014;

(c)                                  all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since June 27, 2014 (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules); and

(d)                                 the description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on December 6, 2002, as amended by Form 8-K12B and Form 8-K12B/A, filed with the SEC on July 6, 2010 and July 9, 2010, respectively.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

See Exhibit Index, which is incorporated into this Item by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on this 31st of October, 2014.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

/s/ Stephen J. Luczo
Stephen J. Luczo, Chief Executive Officer, Director and Chairman of the Board of Directors

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen J. Luczo, Patrick J. O’Malley, and Kenneth M. Massaroni, and each of them, as his true and lawful attorneys-in-fact and agents, with power to act with or without the others and with full power of substitution and resubstitution, to sign and execute on behalf of the undersigned any amendment or amendments to the Registration Statement on Form S-8; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents and each of them shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen J. Luczo	Chief Executive Officer, Director and Chairman of	October 31, 2014
(Stephen J. Luczo)	the Board of Directors (Principal Executive Officer and Authorized Representative in the United States)

/s/ Patrick J. O’Malley	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	October 31, 2014
(Patrick J. O’Malley)

/s/ David H. Morton, Jr.	Senior Vice President, Finance, Treasurer and Principal Accounting Officer (Principal Accounting Officer)	October 31, 2014
(David H. Morton, Jr.)

/s/ Frank J. Biondi, Jr.	Director	October 31, 2014
(Frank J. Biondi, Jr.)

/s/ Michael R. Cannon	Director	October 31, 2014
(Michael R. Cannon)

/s/ Mei-Wei Cheng	Director	October 31, 2014
(Mei-Wei Cheng)

/s/ William T. Coleman	Director	October 31, 2014
(William T. Coleman)

/s/ Jay L. Geldmacher	Director	October 31, 2014
(Jay L. Geldmacher)

/s/ Kristen M. Onken	Director	October 31, 2014
(Kristen M. Onken)

/s/ Dr. Chong Sup Park	Director	October 31, 2014
(Dr. Chong Sup Park)

/s/ Gregorio Reyes	Director	October 31, 2014
(Gregorio Reyes)

/s/ Stephanie Tilenius	Director	October 31, 2014
(Stephanie Tilenius)

/s/ Edward J. Zander	Director	October 31, 2014
(Edward J. Zander)

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1

Memorandum and Articles of Association of Seagate Technology plc (the “Registrant”), as amended and restated by Special Resolution dated October 30, 2013 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K (file no. 001-31560) filed with the SEC on November 1, 2013).

4.2

Certificate of Incorporation of Hephaestus plc effective as of January 22, 2010 and Certificate of Incorporation on change of name of Seagate Technology plc, effective as of February 22, 2010 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s annual report on Form 10-K (file no. 001-31560) for the fiscal year ended July 2, 2010, as filed with the SEC on August 20, 2010).

4.3

Specimen Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s annual report on Form 10-K (file no. 001-31560) for the fiscal year ended July 2, 2010, as filed with the SEC on August 20, 2010).

5.1	Opinion of Arthur Cox, Solicitors as to the legality of the registered shares.

23.1	Consent of Arthur Cox, Solicitors (included as part of Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in signature pages to this Registration Statement).

99.1

Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan (incorporated herein by reference to the Registrant’s Report on Form 8-K (file no. 001-31560), filed with the SEC on October 24, 2014).